The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission ("SEC") for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and the offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor or the underwriter will arrange to send you the prospectus if you request it by calling toll-free 1-888-222-7092.

                         THE SERIES 2006-8 CERTIFICATES


                              Initial        Pass-
                             Principal      Through
Class                       Balance(1)       Rate                          Principal Types
---------------------------------------------------------------------------------------------------------------
Offered Certificates
Class A-1                   $295,142,777      5.500%    Super Senior, Sequential Pay
Class A-2                   $233,116,000         (2)    Senior, Sequential Pay
Class A-3                   $161,640,000      5.500%    Senior, Sequential Pay
Class A-4                     $3,418,000      6.000%    Super Senior, Sequential Pay
Class A-5                     $3,520,000      6.000%    Super Senior, Sequential Pay
Class A-6                     $3,062,000      6.000%    Super Senior, Sequential Pay
Class A-7                    $50,000,000         (2)    Senior, Sequential Pay
Class A-8                             (3)        (2)    Senior, Notional Amount
Class A-9                    $30,000,000      6.000%    Super Senior, Sequential Pay
Class A-10                   $59,660,000      6.000%    Super Senior, Sequential Pay
Class A-11                   $75,000,000      6.000%    Super Senior, Sequential Pay
Class A-12                      $750,000      6.000%    Super Senior Support, Sequential Pay
Class A-13                   $99,426,000      6.000%    Senior, Sequential Pay
Class A-14                    $9,451,223      5.500%    Super Senior Support, Sequential Pay
Class A-15                  $276,462,000      6.000%    Senior, Lockout
Class A-16                            (3)        (2)    Senior, Notional Amount
Class A-17                    $3,538,000      6.000%    Super Senior Support, Lockout
Class A-18                   $40,000,000      6.000%    Super Senior, Sequential Pay
Class A-19                      $900,000      6.000%    Super Senior/Super Senior Support(4), Sequential Pay
Class A-PO                   $13,186,482      0.000%    Senior, Ratio Strip
Class A-R                           $100      6.000%    Senior, Sequential Pay
Class B-1                    $23,105,000      6.000%    Subordinated
Class B-2                     $7,701,000      6.000%    Subordinated
Class B-3                     $4,201,000      6.000%    Subordinated
Non-Offered Certificates
Class B-4                     $2,801,000      6.000%    Subordinated
Class B-5                     $2,100,000      6.000%    Subordinated
Class B-6                     $2,100,974      6.000%    Subordinated


Class                                Interest Types                   CUSIP
------------------------------------------------------------------------------
Offered Certificates
Class A-1                   Fixed Rate                             94983S AC 6
Class A-2                   Floating Rate                          94983S AD 4
Class A-3                   Fixed Rate                             94983S AE 2
Class A-4                   Fixed Rate                             94983S AF 9
Class A-5                   Fixed Rate                             94983S AG 7
Class A-6                   Fixed Rate                             94983S AH 5
Class A-7                   Floating Rate                          94983S AJ 1
Class A-8                   Inverse Floating Rate, Interest Only   94983S AK 8
Class A-9                   Fixed Rate                             94983S AL 6
Class A-10                  Fixed Rate                             94983S AM 4
Class A-11                  Fixed Rate                             94983S AN 2
Class A-12                  Fixed Rate                             94983S AP 7
Class A-13                  Fixed Rate                             94983S AQ 5
Class A-14                  Fixed Rate                             94983S AR 3
Class A-15                  Fixed Rate                             94983S AS 1
Class A-16                  Inverse Floating Rate, Interest Only   94983S AT 9
Class A-17                  Fixed Rate                             94983S AU 6
Class A-18                  Fixed Rate                             94983S AV 4
Class A-19                  Fixed Rate                             94983S AW 2
Class A-PO                  Principal Only                         94983S AB 8
Class A-R                   Fixed Rate                             94983S AA 0
Class B-1                   Fixed Rate                             94983S BA 9
Class B-2                   Fixed Rate                             94983S BB 7
Class B-3                   Fixed Rate                             94983S BC 5
Non-Offered Certificates
Class B-4                   Fixed Rate                             94983S AX 0
Class B-5                   Fixed Rate                             94983S AY 8
Class B-6                   Fixed Rate                             94983S AZ 5


----------
(1)   Approximate. The initial principal balances are subject to adjustment.

(2) The following table describes the methodology for determining the pass-through rate for each class of floating rate and inverse floating rate certificates.


                   Initial Pass-           Pass-Through         Minimum        Maximum Pass-
Class        Through Rate (Approximate)    Rate Formula    Pass-Through Rate    Through Rate
--------------------------------------------------------------------------------------------
Class A-2              5.70%              LIBOR + 0.400%         0.400%            7.000%
Class A-7*             5.90%              LIBOR + 0.600%         0.600%            6.000%
Class A-8              0.10%              5.400% - LIBOR         0.000%            5.400%
Class A-16             1.30%              6.600% - LIBOR         0.000%            6.600%


*In addition, under certain circumstances, the Class A-7 Certificates are entitled to amounts received under a yield maintenance agreement.

(3) The Class A-8 and Class A-16 Certificates are interest only certificates, have no principal balance and will bear interest on their notional amounts, initially approximately $50,000,000 and $233,116,000, respectively.

(4) While the Class A-17 Certificates are outstanding, the Class A-19 Certificates will have the characteristics of super senior certificates. After the principal balance of the Class A-17 Certificates has been reduced to zero, the Class A-19 Certificates will have the characteristics of super senior support certificates.

            Allocation of Amount to be Distributed on the Class A Non-PO Certificates

            On each Distribution Date occurring prior to the Subordination Depletion Date, the Class A Non-PO Principal Distribution Amount will be allocated among and distributed in reduction of the Principal Balances of the Class A Non-PO Certificates, sequentially, as follows:

            first, to the Class A-R Certificates;

            second, concurrently, to the Class A-15 and Class A-17 Certificates, pro rata, up to the Priority Amount for such Distribution Date;

            third, concurrently, as follows:

            (a) approximately 4.6944565979% to the Class A-7 Certificates; and

            (b) approximately 95.3055434021%, sequentially, as follows:

                  (i) concurrently, as follows:

                        (A) approximately 20.0309653458%, concurrently, to the Class A-11, Class A-12 and Class A-13 Certificates, pro rata; and

                        (B) approximately 79.9690346542%, concurrently, as follows:

                              (1) approximately 66.6667619933%, concurrently, as follows:

                                    (aa) approximately 2.0271415212% to the
                                    Class A-14 Certificates; and

                                    (bb) approximately 97.9728584788%,
                                    sequentially, as follows:

                                          (AA) to the Class A-1 Certificates, up
                                          to $1,000 for such Distribution Date;

                                          (BB) to the Class A-3 Certificates, up
                                          to $1,433,000 for such Distribution
                                          Date; and

                                          (CC) sequentially, to the Class A-1
                                          and Class A-3 Certificates; and

                              (2) approximately 33.3332380067%, to the Class A-2 Certificates; and

              (ii) concurrently, as follows:

                  (A) approximately 21.3431986340% to the Class A-9
                  Certificates;

                  (B) approximately 7.1143995447%, sequentially, to the Class A-4, Class A-5 and Class A-6 Certificates;

                  (C) approximately 42.4445076836% to the Class A-10 Certificates; and

                  (D) approximately 29.0978941377%, concurrently, to the Class A-18 and Class A-19 Certificates, pro rata; and

            fourth, concurrently, to the Class A-15 and Class A-17 Certificates, pro rata.

            The "Priority Amount" for any Distribution Date means the lesser of
(i) the sum of the Principal Balances of the Class A-15 and Class A-17 Certificates and (ii) the product of (1) the Priority Percentage, (2) the Shift Percentage and (3) the sum of the Scheduled Principal Amount and the Unscheduled Principal Amount.

            The "Priority Percentage" means the sum of the Principal Balances of the Class A-15 and Class A-17 Certificates divided by the Aggregate Non-PO Principal Balance.

            The "Scheduled Principal Amount" means the sum for each outstanding Mortgage Loan (including each defaulted Mortgage Loan with respect to which the related Mortgaged Property has been acquired by the Trust Estate) of the product of (A) the Non-PO Fraction for such Mortgage Loan and (B) the sum of the amounts for such Mortgage Loan described in clauses B(i) and B(iv) of the definition of "Class A Non-PO Optimal Principal Amount" beginning on page S-33, but without such amounts being multiplied by the Class A Percentage.

            The "Unscheduled Principal Amount" means the sum for each outstanding Mortgage Loan (including each defaulted Mortgage Loan with respect to which the related Mortgage Property has been acquired by the Trust Estate) of the product of (A) the Non-PO Fraction for such Mortgage Loan and (B) the sum of the amounts for such Mortgage Loan described in clauses B(ii) and B(iii) of the definition of "Class A Non-PO Optimal Principal Amount," but without such amounts being multiplied by the Class A Prepayment Percentage.

            The "Shift Percentage" for any Distribution Date will be the percentage indicated below:

                                   Shift
Distribution Date Occurring In   Percentage
------------------------------   ----------
July 2006 through June 2011           0%
July 2011 through June 2012          30%
July 2012 through June 2013          40%
July 2013 through June 2014          60%
July 2014 through June 2015          80%
July 2015 and thereafter            100%